QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.21

ESG RE LIMITED
2000 RESTRICTED STOCK PLAN

RESTRICTED STOCK AWARD AGREEMENT

        AGREEMENT by and between ESG Re Limited, a Bermuda company (the "Company") and                        (the "Grantee"), dated as of the            day of             , 20    .

        WHEREAS, the Company maintains the ESG RE LIMITED 2000 Restricted Stock Plan (the "Plan") (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

        WHEREAS, the Grantee is an officer or employee of the Company;

        WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant Restricted Stock to the Grantee subject to the terms and conditions set forth below; and

        WHEREAS, this Agreement is executed as a Deed, notwithstanding that the Company executes it under hand.

        NOW, THEREFORE IN THIS DEED, IT IS HEREBY AGREED AS FOLLOWS:

        1.    Grant of Restricted Stock.

        The Company hereby grants the Grantee                        Shares of Restricted Stock of the Company, subject to the following terms and conditions and subject to the provisions of the Plan. The Plan is hereby incorporated herein by reference as though set forth herein in its entirety.

        2.    Restrictions and Conditions.

        The Restricted Stock awarded pursuant to this Agreement shall be subject to the following restrictions and conditions:

            (i)  Subject to the provisions of the Plan, during a period commencing with the date of such Grant and ending on the date the period of forfeiture with respect to such Shares lapse, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Shares of Restricted Stock granted under this Agreement (or have such Shares attached or garnished). Subject to clauses (iii) below, the period of forfeiture with respect to Shares granted hereunder shall lapse as follows:

Number of Shares	Lapse Date

          (ii)  Except as provided in the foregoing clause (i), the Grantee shall have, in respect of the Shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any cash dividends. Certificates for Shares (not subject to restrictions) shall be delivered to the Grantee promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Shares of Restricted Stock.

          (iii)  In the event the Grantee has a termination of employment on account of death, Disability or Retirement, or upon a Change of Control, during the applicable period of forfeiture, then restrictions will immediately lapse on all Restricted Stock granted to the applicable Grantee.

        3.    Power of Attorney.

        The Grantee, by way of security, irrevocably and severally appoints the Company, and any of its delegates or sub-delegates to be its attorney to take such action which the Grantee is obliged to take under this Agreement and for the Plan, including without limitation under Section 5 of the Plan. The

Grantee ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Section 3.

        4.    Miscellaneous.

  (a)
  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

  (b)
  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to this Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons.

  (c)
  The Committee may, in its discretion, require the Grantee to pay to the Company at the end of the applicable restriction period (or other income recognition event, such as election under Section 83(b) of the Internal Revenue Code of 1986, as amended) the amount that the Committee deems necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes incurred by reason of the lifting of restrictions (or other such event). The Grantee may, with the Committee's approval, elect to have such tax withholding satisfied, in whole or in part, by authorizing the Company to withhold a number of Shares, otherwise to become free of restrictions pursuant to this Agreement as of the date withholding is effected, that would satisfy the withholding amount due. Notwithstanding anything contained in this Agreement to the contrary, the Grantee's satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the release of any restrictions as may otherwise be provided hereunder, and the failure of the Grantee to satisfy such requirements with respect to the lapsing of restrictions hereunder (or another income recognition event) shall cause the Shares granted hereunder to be forfeited.

  (d)
  All notices under this Agreement shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 3(d).

  (e)
  If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan or the Grant made hereby under any law deemed applicable by the Committee, such provision shall be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or this Agreement, such provision shall be stricken as to such jurisdiction and the remainder of the Plan and any such Grant remain in full force and effect.

  (f)
  This Agreement shall not be construed as giving a Grantee the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Grantee from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or this Agreement.

  (g)
  THE VALIDITY, CONSTRUCTION, AND EFFECT OF THE PLAN AND ANY RULES AND REGULATIONS RELATING TO THE PLAN AND ANY AWARD AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF BERMUDA.

        IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as a Deed as of the day and year first above written.

EXECUTED AND DELIVERED AS A DEED BY ESG RE LIMITED
By:

Name:
Title:
EXECUTED AND DELIVERED AS A DEED BY THE GRANTEE

Witness Signature

Name

Address

QuickLinks

ESG RE LIMITED 2000 RESTRICTED STOCK PLAN RESTRICTED STOCK AWARD AGREEMENT